Exhibit 5.1

October 15, 2018

To:

Arcturus Therapeutics Ltd.

58 Harakevet St.

Tel Aviv-Yafo

Israel

CC:	Arcturus Therapeutics, Inc.

10628 Science Center Drive, Suite 200

San Diego, CA 92121

USA

Ladies and Gentlemen:

We have acted as Israeli counsel to Arcturus Therapeutics Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the “at the market offering” Sales Agreement, dated as of October 15, 2018 (the “Sales Agreement”), entered into by and between the Company and Leerink Partners LLC pursuant to which the Company has agreed to offer and sell ordinary shares, par value NIS 0.07 per share (the “Ordinary Shares”) having an aggregate offering price of up to $30,000,000. The Ordinary Shares will be issued pursuant to a registration statement on Form F-3 (Registration Statement No. 333-209960) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained therein, and the prospectus supplement dated October 15, 2018, filed with the Commission pursuant to Rule 424(b)(5) of the Rules and Regulations of the Securities Act (the “Prospectus Supplement”, together with the base prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s amended and restated articles of association, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (a) the legal capacity of each natural person; (b) the legal existence of all parties referred to in the documents; (c) the power and authority of each person to execute, deliver and perform each document; (d) the authorization, execution and delivery by each person of each document; (e) the legality, validity, binding effect and enforceability as to each person of each document executed and delivered or to be executed or delivered and of each other act done or to be done by such person; (f) the payment of all the required documentary stamp taxes and fees imposed upon the execution, filing or recording of the documents; (g) that there have been no undisclosed modifications of any provision of any of the documents, and no undisclosed prior waiver of any right or remedy contained in the documents; (h) the genuineness of each signature, the completeness of each document, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (i) the truthfulness of each statement contained in the documents as to all factual matters; (j) the accuracy, on the date stated in all governmental certifications of each statement, as to each factual matter contained in such governmental certifications; (k) that no action, discretionary or otherwise, was or will be taken by or on behalf of the Company in the future that might result in a violation of law; (l) that there are no other agreements or understandings of which we are not aware that would modify the terms of the documents; (n) that with respect to the documents, there has been no mutual mistake of fact and there exists no fraud or duress; (m) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (o) that prior to the issuance of any of Ordinary Shares under the Sales Agreement, the price, number of Ordinary Shares and certain other terms of issuance with respect to any specific placement notice delivered under the Sales Agreement will be authorized and approved by the Company’s board of directors of the Company and in accordance with Israeli law (the “Corporate Proceedings”) and (p) that upon the issuance of any Ordinary Shares, the total number of Ordinary Shares issued and outstanding will not exceed the total number of Ordinary Shares that the Company is then authorized to issue under its Amended and Restated Articles of Association.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

Based upon the foregoing and in reliance thereon, assuming the completion of the Corporate Proceedings in connection with the delivery of a specific placement notice, we are of the opinion that the Ordinary Shares to be offered and sold under the Sales Agreement have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s report on Form 6-K dated October 15, 2018, which is incorporated by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Prospectus. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours sincerely,
/s/ Barnea, Jaffa, Lande & Co.
Barnea, Jaffa, Lande & Co. Law Offices